EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 4, 2003 except for Notes 1 and 16, which are as of September 22, 2003 relating to the financial statements of PalmSource, Inc., which appears in PalmSource, Inc.’s Registration Statement on Form S-4 (333-106830).

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 10, 2003